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                                                                    Exhibit 99.1

TECUMSEH PRODUCTS COMPANY
(NASDAQ:  TECUA and TECUB)

           TECUMSEH PRODUCTS COMPANY TO RECORD FOURTH QUARTER CHARGES

Tecumseh, Michigan, January 4, 2005 . . . . Tecumseh Products Company announced today that it will recognize pretax charges totaling $16.5 million against fourth quarter 2004 results related to environmental matters and the collectability of accounts receivable.

         As previously disclosed, Tecumseh has been participating in a cooperative, voluntary cleanup effort with the Wisconsin Department of Natural Resources ("WDNR") to investigate and cleanup PCB contamination in the watershed of the south branch of the Manitowoc River, at and downstream from the Company's New Holstein, Wisconsin facility. On December 29, 2004, the Company and TRC Companies, Inc. entered into a Consent Order with the WDNR relating to this effort known as the Hayton Area Remediation Project ("HARP"). The Consent Order provides a framework for the completion of the remediation and regulatory closure at HARP.

         Concurrently, on December 29, 2004, the Company and two of its subsidiaries and TRC Companies and TRC Environmental Corporation (collectively, "TRC") entered into an Exit Strategy Agreement (the "Agreement"), whereby the Company transferred to TRC substantially all of its obligations to complete the HARP remediation pursuant to the Consent Order and in accordance with applicable environmental laws and regulations. TRC's obligations under the Agreement include any ongoing monitoring or maintenance requirements and certain off-site mitigation or remediation, if required. TRC will also manage any third-party remediation claims that might arise or otherwise be filed against the Company.

         As required by the Agreement, the Company has also purchased a Pollution Legal Liability Select Cleanup Cost Cap Policy (the "Policy") from American International Specialty Lines Company. The term of the Policy is twenty
(20) years with an aggregate combined policy limit of $41 million. The policy lists the Company and TRC as named insureds and includes a number of first and third party coverages for remediation costs and bodily injury and property damage claims associated with the HARP remediation and contamination. The Company believes that the Policy provides additional assurance that the responsibilities, obligations, and liabilities transferred and assigned by the Company and assumed by TRC under the Agreement will be completed. The total cost of the exit strategy insured remediation arrangement to Tecumseh was $16.4 million. This amount includes $350,000 that was paid to the WDNR pursuant to the Consent Order to settle any alleged liabilities associated with natural resource damages.

         As of September 30, 2004, the Company had accrued $2.4 million representing the estimated cost of cleanup efforts to which the Company had previously voluntarily agreed. The difference in Tecumseh's costs under the Agreement and the amounts previously accrued will result in a non-recurring charge in the fourth quarter 2004 of $14.0 million.

         "Like the Sheboygan Liability Transfer Agreement related to the Company's PCB cleanup at its former Sheboygan Falls, WI site, this Exit Strategy Agreement brings a degree of


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financial certainty to the cost of cleaning up our two PCB cleanup sites. These agreements are good for the people of the state of Wisconsin as they fund and initiate comprehensive cleanup plans, and they demonstrate the Company's continued commitment to be environmentally responsible. Furthermore, approximately 50% of the Company's operating facilities throughout the globe are certified under ISO 14001 Environmental Management Standard, and we expect every one of them to achieve certification by the end of 2005." -- James S. Nicholson, VP, Treasurer and CFO.

         In addition, during the fourth quarter, Murray Inc., a customer of the Engine & Power Train Group filed for bankruptcy. At the time of the filing the Company's outstanding accounts receivable with Murray was $3.3 million, for which the Company had previously established a specific reserve of $0.8 million. Based upon the bankruptcy proceedings, it is likely that the receivable is fully impaired, and the Company will recognize an additional charge of $2.5 million in the fourth quarter of 2004.

         Tecumseh Products Company is a full-line independent global manufacturer of hermetic compressors for residential and commercial refrigerators, freezers, water coolers, dehumidifiers, window air conditioning units and residential and commercial central system air conditioners and heat pumps; gasoline engines and power train for lawn mowers, lawn and garden tractors, garden tillers, string trimmers, snow throwers, industrial and agricultural applications and recreational vehicles; electric motors and components, including AC and DC motors, blowers, gear motors and linear actuators for a wide variety of industrial and consumer applications across a broad range of industries; and centrifugal pumps, sump pumps and small submersible pumps for industrial, commercial, marine and agricultural applications.

         This discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. Forward-looking statements can be identified by the use of terms such as "expects," "should," "may," "believes," "anticipates," "will," and other future tense and forward-looking terminology. Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties. For a description of these risks and uncertainties, refer to "Cautionary Statements Relating to Forward Looking Statements" in the Management's Discussion and Analysis section of Tecumseh Products Company's Annual Report to Shareholders and Form 10-K for the year ended December 31, 2003.

Contact:          Pat Walsh
                  Director of Investor Relations
                  Tecumseh Products Company
                  (517) 423-8455